Exhibit 10.56

SUPPLY AGREEMENT

This Supply Agreement (the “Agreement”) is made and entered into by and between NANOPHASE Technologies Corporation, a Delaware corporation, with offices located at 1319 Marquette Drive, Romeoville, Illinois 60446 (“Nanophase”), and Rohm and Haas Electronic Materials CMP Inc., a Delaware corporation, with offices located at 451 Bellevue Road, Newark, Delaware 19713 (“RHEM”), for effectiveness March 23 2009 (“Effective Date”).

WHEREAS, Nanophase and RHEM have mutually consented to terminate the Amended and Restated Cooperation Agreement between them dated August 25, 2006, governing various business transactions, including the parties’ cooperation, Nanophase’s supply, and RHEM’s purchase of certain products made by Nanophase (the “2006 Agreement”);

WHEREAS, Nanophase and RHEM recognize that it is desirable for both parties to ensure the continuous supply of certain products manufactured by Nanophase, and used by RHEM for chemical mechanical planarization (“CMP”) applications, and to continue the parties’ business relationship;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, sufficiency of which is expressly acknowledged, Nanophase and RHEM hereby agree as follows:

1.	Definitions:

For purposes of this Agreement, “Product(s)” means nanocrystalline cerium oxides particles (“Ceria”) and/or dispersions of Ceria using Nanophase’s proprietary process (“Ceria Particles”) for use by RHEM in products for CMP applications for semiconductor wafers.

2.	Term:

This Agreement shall commence on March 23, 2009, and expire on March 23, 2012 (the “Term”), for a term of three (3) years. Unless terminated by either party by giving the other party a written notice at least ninety (90) days prior to the expiration of the Term, the Term of this Agreement is automatically renewed for another two (2) years upon the expiration date.

In the event Nanophase either ceases its entire business operation, or the production of the Products, Nanophase shall notify RHEM in writing at least six (6) months prior to the effective date of such event, and RHEM may immediately terminate this Agreement.

In the event that RHEM either ceases its entire business operation, or the sale of the Products, RHEM shall notify Nanophase in writing at least six (6) months prior to the effective date of such event, and Nanophase may immediately terminate this Agreement.

The parties’ 2006 Agreement shall be terminated immediately upon the start of the Term of this Agreement. However, each party’s respective obligations, rights and liability under Sections 6, 7, 9 and 14 of the 2006 Agreement shall remain in effect. In addition, each party’s respective obligations, rights and liability incurred under this Agreement, prior to its termination date, shall survive the termination of this Agreement.

3.	Purchase and Sale:

During the Term of this Agreement, RHEM agrees to buy, and Nanophase agrees to sell to RHEM, the quantity of Products as may be required by RHEM and set forth under purchase orders from RHEM. The purchase orders will contain specifications of Products required by RHEM, including price, payment term, and the manner of delivery (“Purchase Order(s)”).

Nanophase shall directly provide stable supply and sufficient volume of Products required by RHEM as demonstrated by a rolling non-binding six-month forecast provided by RHEM on a quarterly basis. There shall be no requirement on minimum monthly purchase by RHEM.

In the event that the term of a Purchase Order exceeds the Term of this Agreement, then this Agreement will continue to govern the purchase and sale of Products pursuant to such Purchase Order until the Purchase Order expires or is terminated.

The parties’ relationship under this Agreement is intended to be non-exclusive. Accordingly, nothing herein shall require: (a) RHEM to purchase Ceria exclusively from Nanophase, or (b) Nanophase to sample or sell Ceria or its Ceria Particles exclusively to RHEM.

4.	Price:

Pricing may be amended by both parties in writing from time to time.

5.	Warranty:

Nanophase warrants that all Products purchased by RHEM (a) meet all current industry standards with respect to materials and workmanship; (b) conform to the specifications set forth in the applicable Purchase Order, as well as to all of Nanophase’s applicable written specifications, drawings, samples, or other descriptions of the Products and to any further specifications, standards, and/or other criteria agreed upon in writing between the parties; (c) to the best of Nanophase’s knowledge, do not infringe upon any patent or trade secret of any third party, including the processes Nanophase applies in manufacturing and selling the Products; and (d) are and shall be in compliance with all applicable laws, rules and regulations.

TO THE EXTENT ALLOWABLE BY LAW, ALL OTHER WARRANTIES ARE EXCLUDED HEREIN, WITH THIS EXCLUSION EXTENDING TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	Remedies for Breach of Warranty:

In the event Products purchased pursuant to this Agreement do not meet all warranties specified above, RHEM may, in addition to reimbursement of all reasonable damages and entitlement to indemnification from Nanophase (under Section 8 of this Agreement), at its sole discretion, return any nonconforming Products at the cost of Nanophase, for replacement, refund, or credit of the purchase price. In the event RHEM elects to return any Products, the parties will adhere to the following protocol: (a) RHEM will contact Nanophase’s Quality Director and then forward to the Quality Director a sample of the Products that RHEM believes is non-conforming, together with supporting documentation (including any test results); (b) upon receipt of the sample, Nanophase will test it and then notify RHEM of the test results; (c) where the test results confirm that the sample is non-conforming, Nanophase will provide RHEM with Nanophase’s Return Authorization Number (“RAN”); and (d) to the extent possible, all paperwork concerning the returned Products must include Nanophase’s RAN. Nanophase shall arrange and pay for the return of the confirmed non-conforming Products to Nanophase. In the event of a disagreement as to non-conformity, the affected Products shall be submitted to testing by an independent third-party reasonably agreeable to both parties.

7.	Remedies for Shortage of Supply

Nanophase expressly acknowledges that REHM reasonably relies on covenant by Nanophase to provide sufficient quantity of Products required by RHEM, as set forth under Section 3 herein, in order to maintain desirable operation levels. In the event

Nanophase is unable to directly provide RHEM sufficient volume of required Products, RHEM may, in addition to entitlement to indemnification from Nanophase (under Section 8 of this Agreement), require specific performance by Nanophase to fulfill all of its obligations hereunder.

8.	Indemnity

Each party (the “Indemnifying Party”) agrees to indemnify and hold the other party, its parents, subsidiaries, affiliates and permitted assigns, and the directors, employees and agents of each of the foregoing entities (all the “Indemnified Party”), harmless from and against all liabilities, claims, damages and expenses (including, without limitation, reasonable attorney’s fees) arising out of or in connection with (a) any act or omission of the Indemnifying Party in breach of this Agreement, (b) any injury or damage to the extent attributable to the fault or negligence of the Indemnifying Party, or (c) violation of any law, rule, regulation or order by the Indemnifying Party related to this Agreement.

In the event of liability arising from a claim by a third party that both parties to this Agreement infringed a patent held by such third party, the party (RHEM or Nanophase) determined by the final, non-appealable judgment of a court of competent jurisdiction to be the direct cause of the infringement (if any) shall indemnify the other party for its costs rising out of such claim. This Section 8 shall not apply to relieve either party’s liability to the other for breach of such party’s obligations to the other party hereunder.

9.	Force Majeure:

Neither party will be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by force majeure, which shall mean acts of God, strikes not reasonably anticipated, lockouts, acts of terrorism, labor restrictions by any governmental authority, civil riot, floods, hurricanes, tornadoes, or other natural disaster, and any other cause not within the control of either party. A party who is delayed or fails to perform as a result of such an event (“Affected Party”) will use its best commercially reasonable efforts to mitigate and minimize any delay in the performance of the affected obligation. The Affected Party will provide written notice to the other party within ten (10) days of discovering such an event stating the nature and cause of the event, the anticipated delay, the actions taken or planned by the Affected Party to minimize the delay, and the timetable for implementation of such actions.

10.	Non-Disclosure:

All documents, records, communication, information, or other written or electronic materials received by Nanophase from RHEM relating to this Agreement and all information developed by RHEM and/or Nanophase using the foregoing under this Agreement, are confidential (“Confidential Information”); provided that Confidential Information disclosed by either party in tangible form shall be labeled as “Confidential” or “Proprietary” or the like at the time of disclosure and Confidential Information disclosed in oral or visual form shall be confirmed in writing as “Confidential” or “Proprietary” or the like within thirty (30) days of a party’s original disclosure. Except as required by law or otherwise provided in this Section, without the prior written consent of an authorized representative of RHEM, Nanophase shall neither disclose to, nor discuss with, any third party the Confidential Information. Prior to any disclosure of Confidential Information, whether as required by law or otherwise, Nanophase shall inform RHEM in writing of the nature and reasons for such disclosure; provided that nothing in this Section 10 is intended to require Nanophase to so inform RHEM with respect to Nanophase’s disclosure of the parties’ relationship contemplated by this Agreement in filings with the U.S. Securities and Exchange Commission if Nanophase’s counsel reasonably determines that such disclosure is appropriate. Nanophase shall not use any communication or information obtained from RHEM for any purpose other than the performance of this Agreement, without RHEM’s prior written consent. At the conclusion of the performance of this Agreement, Nanophase shall return to RHEM all written materials constituting or incorporating any communications or information obtained from RHEM. Nanophase may retain one (1) copy of such materials for archive purposes, subject to the requirements of this Section 10.

11.	Notice:

All notices relating to this Agreement must be given in writing and will be deemed given (i) in the case of mail, five days after the date deposited in the mail, postage prepaid, and certified, with return receipt requested; (ii) in the case of personal delivery to an authorized representative or officer of the party, or in the case of express courier service or overnight delivery service of international standing, on the date of delivery or attempted delivery (if receipt is refused); or (iii) in the case of facsimile, the day after it has been sent with confirmation, including automated or electronic confirmation of receipt provided that a duplicate copy of such notice is also promptly sent pursuant to (i) or (ii) above. Notices will be sent to the following addresses, but each party may change its address by written notice in accordance with this Section:

To Nanophase:	Nanophase Technologies Corporation

1319 Marquette Drive

Romeoville, Illinois 60446

Attention: David Nelson

To RHEM:	Rohm and Haas Electronic Materials CMP Inc.

Address: 451 Bellevue Road

Newark, Delaware 19713

Attention: Chris Springer

With a copy to:

Rohm and Haas Electronic Materials CMP Inc.

Law Department

451 Bellevue Road

Newark, Delaware 19713

Attention: Corporate Counsel

12.	Entire Agreement:

(a) This Agreement and RHEM’s Purchase Orders, together with sections 6, 7, 9 and 14 of the parties’ 2006 Agreement, constitute the entire agreement of the parties and supersedes any and all prior communications, representations or agreements between the parties, whether oral or written, regarding the subject matter of this Agreement.

(b) In the event any conflict exists between the Agreement and the Purchase Order, the terms of this Agreement shall control.

(c) This Agreement may not be amended or modified except by writing signed by both parties.

13.	Non-Waiver:

The failure of Nanophase or RHEM at any time to require performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by Nanophase or RHEM of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

14.	Survival:

The termination or expiration of this Agreement for any reason shall not affect any of the provisions hereof which expressly continue in force after its termination or expiration, including the provisions of Sections 5, 8, 10, 12, which the parties expressly agree shall survive any expiration or termination hereof.

15.	No Assignment:

This Agreement may not be assigned by either party without the prior written consent of the other party, except this Agreement may be assigned by RHEM to any of its affiliate.

16.	Governing Law:

This Agreement is governed by and construed in accordance with the laws of the State of Delaware, the United States of America, excluding conflict of law rules. The parties exclude from application to this Agreement the United Nations Convention on Contracts for the International Sale of Goods and the United Nations Convention on the Limitation Period in International Sale of Goods. The parties hereto submit to the personal jurisdiction of state and federal courts in the state of Delaware.

17.	Severability:

Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, in the event that any provision of this Agreement becomes or is held to be illegal by any court of competent jurisdiction, or becomes otherwise unenforceable, such provision will be deemed deleted from this Agreement, or revised in its scope as enforceable under applicable law, and all other terms of this Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement for effectiveness as of the Effective Date.

Nanophase Technologies Corporation	Rohm and Haas Electronic Materials CMP Inc.

By: /S/ JESS JANKOWSKI Name: Jess Jankowski Title: CEO	By: /S/ SAMUEL W. SHOEMAKER Name: Samuel W. Shoemaker Title: President and CEO